EXHIBIT 10.2

FORM OF PROPERTY MANAGEMENT AND LEASING AGREEMENT

This PROPERTY MANAGEMENT AND LEASING AGREEMENT (this “Management Agreement”) is made and entered into as of the [      ] day of [                  ], 2007, by and among BEHRINGER HARVARD REIT II, INC., a Maryland corporation (“BH REIT”), BEHRINGER HARVARD OPERATING PARTNERSHIP II LP, a Texas limited partnership (“BH OP”), and BEHRINGER HARVARD REIT II MANAGEMENT SERVICES, LLC, a Texas limited liability company (the “Manager”).

WHEREAS, BH OP was organized to acquire, own, operate, lease and manage real estate properties on behalf of BH REIT;

WHEREAS, BH REIT intends to raise money from the sale of its common stock to be used, net of payment of certain offering costs and expenses, for investment in the acquisition or construction of income-producing real estate and other real estate-related investments (including the making or purchase of mortgage, bridge or mezzanine loans), some or all of which are to be acquired and held by Owner (as hereinafter defined) on behalf of BH REIT; and

WHEREAS, Owner intends to retain Manager to manage and coordinate the leasing of certain of the real estate properties acquired by Owner under the terms and conditions set forth in this Management Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree, as follows:

ARTICLE I

DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Management Agreement, and the definitions of the terms are equally applicable both to the singular and plural forms thereof:

1.1           “Advisor” means Behringer Advisors II LP, a Texas limited partnership, or its successor as advisor of BH REIT.

1.2           “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of the other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by the other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with the other Person; (iv) any executive officer, director, trustee or general partner of the other Person; and (v) any legal entity for which the Person acts as an executive officer, director, trustee or general partner.

1.3           “Gross Revenues” means all amounts actually collected as rents or other charges for the use and occupancy of the Properties, but shall exclude interest and other investment income of Owner and proceeds received by Owner for a sale, exchange, condemnation, eminent domain taking, casualty or other disposition of assets of Owner.

1.4           “Improvements” means buildings, structures, equipment from time to time located on the Properties and all parking and common areas located on the Properties.

1.5           “Intellectual Property Rights” means all rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, confidential information rights, patents, invention rights, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for these rights, as well as any and all moral rights, rights of privacy, publicity and similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.

1.6           “Lease” means, unless the context otherwise requires, any lease or sublease made by Owner as landlord or by its predecessor.

1.7           “Management Fees” has the meaning set forth in Section 5.1 hereof.

1.8           “Owner” means BH REIT, BH OP and any joint venture, limited liability company or other Affiliate of BH REIT or BH OP that owns, in whole or in part, on behalf of BH REIT, any Properties.

1.9           “Person” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

1.10         “Properties” means all real estate properties owned by Owner and all tracts as yet unspecified but to be acquired `by Owner containing income-producing improvements or on which Owner will construct income-producing improvements.

1.11         “Property Amendment” means an amendment to this Management Agreement describing a Property and the Owner thereof and any variations to the basic terms and conditions of this Management Agreement with respect to the Property related thereto.

1.12         “Proprietary Properties” means all modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used in performing the duties set forth in Article II that relate to management advice, services and techniques regarding current and potential Properties, and all modifications, enhancements and derivative works of the foregoing.

1.13         “Texas Tax Code” means the Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006), and reference to any provision of the Texas Tax Code Act shall mean that provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

ARTICLE II

APPOINTMENT AND STATUS OF MANAGER; SERVICES TO BE PERFORMED

2.1           Appointment of Manager.  Owner hereby engages and retains Manager as the manager and as tenant coordinating agent of the Properties, and Manager hereby accepts the appointment on the terms and conditions hereinafter set forth; it being understood that this Management Agreement shall cause Manager to be, at law, Owner’s agent upon the terms contained herein.  Owner and Manager shall execute a Property Amendment for each Property setting forth a description of the Property, the individual legal Owner with respect to the Property, and any variations from the terms and conditions set forth in this Management Agreement with respect to the management and leasing of the Property.

2.2           Treatment Under Texas Margin Tax.  For purposes of the Texas margin tax, Manager’s performance of the services specified in this Management Agreement will cause Manager to conduct part of the active trade or business of the Owner, and Manager’s compensation includes both the payment of management fees and the reimbursement of specified costs incurred in Manager’s conduct of the active trade or business of the Owner.  Therefore, Owner and Manager intend Manager to be, and shall treat Manager as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code.  Owner and Manager will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to Owner’s reimbursements paid to Manager pursuant to this Management Agreement of specified costs and allocable wages and compensation.  Owner and Manager further recognize and intend that as a result of the relationship created by this Management Agreement, reimbursements paid to Manager pursuant to this Management Agreement include (i) “flow-though funds” that Manager is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) “flow-through funds” that Manager is mandated by contract to distribute, within the meaning of Section 171.1011(g).  The terms of this Management Agreement shall be interpreted in a manner consistent with the characterization of the Manager as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-though funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

2.3           General Duties.  Manager shall devote its best efforts to performing its duties hereunder to manage, operate, maintain and lease the Properties in a diligent, careful and vigilant manner.  The services of Manager are to be of scope and quality not less than those generally performed by professional property managers of other similar properties in the same geographic area.  Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of Manager’s organization and staff with respect to the policies to be pursued by Owner relating to the operation and leasing of the Properties.

2.4           Specific Duties.  Manager’s duties include the following:

(a)           Lease Obligations.  Manager shall perform all duties of the landlord under all Leases insofar as the duties relate to operation, maintenance, and day-to-day management.  Manager shall also provide or cause to be provided, at Owner’s expense, all services normally provided to tenants of like premises, including where applicable and without limitation, gas, electricity or other utilities required to be furnished to commercial tenants, repairs and maintenance necessary to preserve the Properties in its present condition and for the operating efficiency thereof and cleaning and janitorial service.  Manager shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant that are either expressly required under the terms of the Lease of the space or that are customarily provided to commercial tenants.

(b)           Maintenance.  Manager shall cause the Properties to be maintained in the same manner as similar properties in the same geographic area.  Manager’s duties and supervision in this respect shall include, without limitation, cleaning of the interior and the exterior of the Improvements and the public common areas on the Properties and the making and supervision of repair, alterations, and decoration of the Improvements, subject to and in strict compliance with this Management Agreement and the Leases.  Construction activities undertaken by Manager, if any, will be limited to activities related to the management, operation, maintenance, and leasing of each Property (e.g., repairs, renovations, and leasehold improvements).

(c)           Leasing Functions.  Manager shall coordinate the leasing of the Properties and shall negotiate and use its best efforts to secure executed Leases from qualified tenants, and to execute same on behalf of Owner, if requested, for available space in the Properties, the Leases to be in form and on terms approved by Owner and Manager, and to bring about complete leasing of the Properties.  Manager shall be responsible for the hiring of all duly qualified and licensed leasing agents, as necessary for the leasing of the Properties, and to otherwise oversee and manage the leasing process on behalf of Owner.

(d)           Notice of Violations.  Manager shall forward to Owner promptly upon receipt all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make recommendations regarding compliance with the notice as shall be appropriate.

(e)           Personnel.  Any personnel hired by Manager to maintain, operate and lease each Property shall be the employees or independent contractors of Manager and not of Owner of the Property, BH OP or BH REIT.  Manager shall use due care in the selection and supervision of employees or independent contractors, who shall be duly qualified and licensed, as necessary.  Manager shall be responsible for the preparation of and shall timely file all payroll tax reports and timely make payments of all withholding and other payroll taxes with respect to each employee.

(f)            Utilities and Supplies.  Manager shall enter into or renew contracts for electricity, gas, steam, landscaping, fuel, oil, maintenance and other services as are customarily furnished or rendered in connection with the operation of similar rental property in the same geographic area.

(g)           Expenses.  Manager shall analyze all bills received for services, work and supplies in connection with maintaining and operating the Properties, pay all bills when due, and, if requested by Owner, pay, when due, utility and water charges, sewer rent and assessments, and any other amount payable in respect to the Properties.  All bills shall be paid by Manager within the time required to obtain discounts, if any. Owner may from time to time request that Manager forward certain bills to Owner promptly after receipt, and Manager shall comply with any request.  Manager shall pay all bills, assessments, real property taxes, insurance premiums and any other amount payable in respect to the Properties out of the Account (as hereinafter defined).  All expenses shall be billed at net cost (i.e., less all rebates, commissions, discounts and allowances, however designed).

(h)           Monies Collected.  Manager shall timely collect all rent and other monies, in the form of a check or money order, from tenants and any sums otherwise due Owner with respect to the Properties in the ordinary course of business.  Owner authorizes Manager to request, demand, collect and provide receipt for all the rent and other monies and to institute legal proceedings in the name of Owner for the collection thereof and for the dispossession of any tenant in default under its Lease.

(i)            Banking Accommodations.  Manager shall establish and maintain a separate checking account (the “Account”) for funds relating to the Properties.  All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of Owner and shall be withdrawn and disbursed by Manager for the account of Owner only as expressly permitted by this Management Agreement for the purposes of performing the obligations of Manager hereunder.  No monies collected by Manager on Owner’s behalf shall be commingled with funds of Manager.  The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

(i)            All sums received from rents and other income from the Properties shall be promptly deposited by Manager in the Account.  Manager shall have the right to designate two or more persons who shall be authorized to draw against the Account, but only for purposes authorized by this Management Agreement.

(ii)           All sums due to Manager hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Properties and shall be paid and withdrawn by Manager from the Account prior to the making of any other disbursements therefrom.

(iii)          By the 15th day after the end of each month, Manager shall forward to Owner all monies contained in the Account other than a reserve of $5,000 and any other amounts otherwise provided in the budget, which shall remain in the Account.

(j)            Controlling Agreements.  Manager has received copies of (and will be provided with copies of future) articles of incorporation, agreements of limited partnership, joint venture agreements, operating agreements, loan agreements, deeds of trust or mortgages, each as may be amended from time to time, of Owner, as applicable (the “Controlling Agreements”) and is and will be familiar with the terms thereof.  Manager shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of Controlling Agreements.

(k)           Signs.  Manager shall place and remove, or cause to be placed and removed, any signs upon the Properties as Manager deems appropriate, subject, however, to the terms and conditions of the Leases and to any applicable ordinances and regulations.

2.5           Approval of Leases, Contracts, Etc.  In fulfilling its duties to Owner, Manager may and hereby is authorized to enter into any leases, contracts or agreements on behalf of Owner in the ordinary course of the management, operation, maintenance and leasing of each Property.

2.6           Accounting, Records and Reports.

(a)           Records.  Manager shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Properties.  The records shall be maintained on a double entry basis.  Owner and persons designated by Owner shall at all reasonable time have access to and the right to audit and make independent examinations of the records, books and accounts and all vouchers, files and all other material pertaining to the Properties and this Management Agreement, all of which Manager agrees to keep safe, available and separate from any records not pertaining to the Properties, at a place recommended by Manager and approved by Owner.

(b)           Monthly Reports.  On or before the 15th day after the end of each month during the term of this Management Agreement, Manager shall prepare and submit to Owner the following reports and statements:

(i)            rental collection record;

(ii)           monthly operating statement;

(iii)          copy of cash disbursements ledger entries for the period, if requested;

(iv)          copy of cash receipts ledger entries for the period, if requested;

(v)           the original copies of all contracts entered into by Manager on behalf of Owner during the period, if requested; and

(vi)          copy of ledger entries for the period relating to security deposits maintained by Manager, if requested.

(c)           Budgets and Leasing Plans.  Not later than November 15 of each calendar year, Manager shall prepare and submit to Owner for its approval an operating budget and a marketing and leasing plan on each Property for the calendar year immediately following the submission.  In connection with any acquisition of a Property by Owner, Manager shall prepare a budget and marketing and leasing plan for the remainder of the calendar year.  The budget and marketing and leasing plan shall be in the form of the budget and plan approved by Owner prior to the date thereof.  As often as reasonably necessary during the period covered by any budget, Manager may submit to Owner for its approval an updated budget or plan incorporating any changes as shall be necessary to reflect cost over-runs and the like during the period.  If Owner does not disapprove any budget within 30 days after receipt thereof by Owner, the budget shall be deemed approved.  If Owner shall disapprove any budget or plan, it shall so notify Manager within said 30-day period and explain the reasons therefor.  If Owner disapproves of any budget or plan, Manager shall submit a revised budget or plan, as applicable, within 10 days of receipt of the notice of disapproval, and Owner shall have 10 days to provide notice to Manager if it disapproves of any revised budget or plan.  Manager will not incur any costs other than those included in, and only to the extent provided for (subject to reasonable deviation for changes in market costs), in any budget except for:

(i)            tenant improvements and real estate commissions required under a Lease;

(ii)           maintenance or repair costs under $5,000 per Property;

(iii)          costs incurred in emergency situations in which action is immediately necessary for the preservation or safety of a Property, or for the safety of occupants or other persons (or to avoid the suspension of any necessary service at a Property);

(iv)          expenditures for real estate taxes and assessment; and

(v)           maintenance supplies calling for an aggregate purchase price less than $25,000 per annum for all Properties.

Budgets prepared by Manager shall be for planning and informational purposes only, and Manager shall have no liability to Owner for any failure to meet any budget.  However, Manager will use its best efforts to operate within the approved budget.

(d)           Legal Requirements.  Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel.  Manager shall be responsible for notifying Owner in the event it receives notice that any Improvement on a Property or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover.  Manager shall promptly forward to Owner any complaints, warnings, notices or summonses received by it relating to these matters.

Owner represents that to the best of its knowledge each of its Properties and any equipment thereon will upon acquisition by Owner comply with all requirements.  Owner authorizes Manager to disclose the ownership of each Property by Owner to any officials.  Owner agrees to indemnify, protect, defend, save and hold Manager and its stockholders, officers, directors, employees, managers, successors and assigns (collectively, the “Indemnified Parties”) harmless of and from any and all Losses (as defined in Section 3.5(a) hereof) that may be imposed on them or any or all of them by reason of the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice.

2.7           Guaranty of Deposits.  In the event that Owner acquires real property from Behringer Development Company LP, a Texas limited partnership (“Behringer Development”), Manager hereby guarantees the full, prompt and unconditional refund of any earnest money deposit paid by Owner to Behringer Development if Owner is entitled to a refund as a result of (i) the failure of Behringer Development to develop the property, (ii) the failure of all or a specified portion of the pre-leased tenants to take possession under their leases for any reason or (iii) the inability of Owner to pay the full purchase price at closing.

2.8.          Dealings with Advisor. Unless Owner specifically informs Manager to the contrary, Advisor may perform any of the obligations or exercise any of the rights of Owner under this Management Agreement.

ARTICLE III

AUTHORITY GRANTED TO MANAGER AND CERTAIN OWNER OBLIGATIONS

3.1           Authority As To Tenants, Etc.  Owner agrees and does hereby give Manager the following exclusive authority and powers (all of which shall be exercised either in the name of Manager, as manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with these matters):

(a)           to advertise each Property or any part thereof and to display signs thereon, as permitted by law;

(b)           to lease the Properties to tenants;

(c)           to pay all expenses of leasing the Property, including but not limited to, newspaper and other advertising, signage, banners, brochures, referral commissions, leasing commissions, finder’s fees and salaries, bonuses and other compensation of duly qualified and licensed leasing personnel responsible for the leasing of each Property;

(d)           to cause references of prospective tenants to be investigated, it being understood and agreed by the parties hereto that Manager does not guarantee the creditworthiness or collectibility of accounts receivable from tenants, users or lessees; and to negotiate new Leases and renewals and cancellations of existing Leases that shall be subject to Manager obtaining Owner’s approval;

(e)           to collect from tenants all or any of the following: a late rent administrative charge, a non-negotiable check charge, credit report fee, a subleasing administrative charge or broker’s commission; and Manager need not account for charges or commission to Owner;

(f)            to terminate tenancies and to sign and serve in the name of Owner of each Property any notices as are deemed necessary by Manager;

(g)           to institute and prosecute actions to evict tenants and to recover possession of each Property or portions thereof; and

(h)           with Owner’s authorization, to sue for and in the name of Owner and recover rent and other sums due; and to settle, compromise, and release the actions or suits, or reinstate the tenancies.  All expenses of litigation including, but not limited to, attorneys’ fees, filing fees, and court costs that Manager shall incur in connection with the collecting of rent and other sums, or to recover possession of any Property or any portion thereof, shall be deemed to be an operational expense of the Property.  Manager and Owner shall concur on the selection of the attorneys to handle the litigation.

3.2           Operational Authority.  Owner agrees and does hereby give Manager the following exclusive authority and powers (all of which shall be exercised either in the name of Manager, as manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with these matters):

(a)           to hire, supervise, discharge, and pay all labor required for the operation and maintenance of each Property including but not limited to on-site personnel, managers, assistant managers, leasing consultants, engineers, janitors, maintenance supervisors and other employees required for the operation and maintenance of each Property, including personnel spending a portion of their working hours (to be charged on a pro rata basis) at each Property.  All expenses of this employment shall be deemed operational expenses of the Property (notwithstanding any possible implication to the contrary in Section 2.4(e));

(b)           to make or cause to be made all ordinary repairs and replacements necessary to preserve each Property in its present condition and for the operating efficiency thereof and all alterations required to comply with lease requirements, and to decorate each Property;

(c)           to negotiate and enter into, as Manager of each Property, contracts for all items on budgets that have been approved by Owner, any repairs for items not exceeding $5,000, any emergency services, appropriate service agreements and labor agreements for normal operation of each Property with duly qualified and licensed Persons, which have terms not to exceed three years, and agreements for all budgeted maintenance, minor alterations, and utility services, including, but not limited to, electricity, gas, fuel, water, telephone, window washing, scavenger service, landscaping, snow removal, pest exterminating, decorating and legal services in connection with the Leases and service agreements relating to each Property, and other services or any of them as Manager may consider appropriate; and

(d)           to purchase supplies and pay all bills.

Manager shall use its best efforts to obtain the foregoing services and utilities for each Property under terms that are as cost-effective and otherwise favorable to Manager as possible for the quality of services and utilities required.  Owner hereby appoints Manager as Owner’s authorized Manager for the purpose of executing, as manager for said Owner, all contracts for the foregoing services and utilities.  In addition, Owner agrees to specifically assume in writing all obligations under all these contracts so entered into by Manager, on behalf of Owner of the Property, upon the termination of this Management Agreement, and Owner shall indemnify, protect, save, defend and hold Manager and the other Indemnified Parties harmless from and against any and all Losses resulting from, arising out of or in any way related to these contracts and that relate to or concern matters occurring after termination of this Management Agreement, but excluding matters arising out of Manager’s willful misconduct, gross negligence or unlawful acts.  Manager shall secure the approval of, and execution of appropriate contracts by, Owner for any non-budgeted and non-emergency/contingency capital items, alterations or other expenditures in excess of $5,000 for any one item, securing for each item at least three written bids, if practicable, or providing evidence satisfactory to Owner that the contract amount is lower than industry standard pricing, from responsible contractors.  Manager shall have the right from time to time during the term hereof, to contract with and make purchases from duly qualified and licensed Affiliates of Manager, provided that contract rates and prices are competitive with other available sources.  Manager may at any time and from time to time request and receive the prior written authorization of Owner of the specific Property of any one or more purchases or other expenditures, notwithstanding that Manager may otherwise be authorized hereunder to make these purchases or expenditures.

3.3           Rent and Other Collections.  Owner agrees and does hereby give Manager the exclusive authority and powers (all of which shall be exercised either in the name of Manager, as manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with these matters) to collect rents and assessments and other items, including but not limited to tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income, due or to become due and give receipts therefor and to deposit all Gross Revenue collected hereunder in the Account.  Manager may endorse any and all checks received in connection with the operation of any Property and drawn to the order of Owner, and Owner shall, upon request, furnish Manager’s depository with an appropriate authorization for Manager to make the endorsement.  Manager shall also have the exclusive authority to collect and handle tenants’ security deposits, including the right to apply the security deposits to unpaid rent, and to comply, on behalf of Owner of each Property, with applicable state or local laws concerning security deposits and interest thereon, if any.  Manager shall not be required to advance any monies for the care or management of any Property.  Owner agrees to advance all monies necessary therefor.  If Manager shall elect to advance any money in connection with a Property, Owner agrees to reimburse Manager forthwith and hereby authorizes Manager to deduct the advances from any monies due Owner.  In connection with any insured losses or damages relating to any Property, Manager shall have the exclusive authority to handle all steps necessary regarding any claim; provided that Manager will not make any adjustments or settlements in excess of $10,000 without Owner’s prior written consent.

3.4           Payment of Expenses.  Owner agrees and does hereby give Manager the exclusive authority and power (all of which shall be exercised either in the name of Manager, as manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with these matters) to pay all expenses of each Property from the Gross Revenue collected in accordance with Section 3.3 above, from the Account.  It is understood that the Gross Revenue will be used first to pay the compensation to Manager as contained in Article V below, then operational expenses and then any mortgage indebtedness, including real estate tax and insurance impounds, but only as directed by Owner in writing and only if sufficient Gross Revenue is available for the payments.  Nothing in this Management Agreement shall be interpreted in a manner as to obligate Manager to pay from Gross Revenue, any expenses incurred by Owner prior to the commencement of this Management Agreement, except to the extent Owner advances additional funds to pay the expenses.

3.5           Certain Owner Indemnification Obligations.

(a)           On Termination.  In the event this Management Agreement is terminated for any reason prior to the expiration of its original term or any renewal term, Owner shall indemnify,

protect, defend, save and hold Manager and all of the other Indemnified Parties harmless from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever (collectively, “Losses”), that may be imposed on or incurred by Manager by reason of the willful misconduct, gross negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction) of Owner.

(b)           Property Damage, Etc.  Owner agrees to indemnify, defend, protect, save and hold Manager and all of the other Indemnified Parties harmless from any and all Losses in connection with or in any way related to each Property and from liability for damage to each Property and injuries to or death of any person whomsoever, and damage to property; provided, however, that the indemnification shall not extend to any Losses arising out of the willful misconduct, gross negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager or any of the other Indemnified Parties.  Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for any thing that it may do or refrain from doing, except in cases of willful misconduct, gross negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction).

3.6           Environmental Matters.  Owner hereby warrants and represents to Manager that to the best of Owner’s knowledge, no Property, upon acquisition by Owner, nor any part thereof, will be used to treat, deposit, store, dispose of or place any hazardous substance that may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9607) or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover.  Furthermore, Owner agrees to indemnify, protect, defend, save and hold Manager and all of the other Indemnified Parties from any and all Losses involving, concerning or in any way related to any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any party other than Manager of hazardous substances on any Property.

3.7           Legal Status of Properties.  Owner represents that to the best of its knowledge each Property and any equipment thereon, when acquired by Owner, will comply with all legal requirements and authorizes Manager to disclose the identity of the owner of each Property to any officials and agrees to indemnify, protect, defend, save and hold Manager and the other Indemnified Parties harmless of and from any and all Losses that may be imposed on them or any of them by reason of the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice.  In the event it is alleged or charged that any Improvement or any equipment on a Property or any act or failure to act by Owner with respect to the Property or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law, or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and Manager, in its sole and absolute discretion, considers that the action or position of Owner, with respect thereto may result in damage or liability to Manager, Manager shall have the right to cancel this Management Agreement at any time by written notice to Owner of its election so to do, which cancellation shall be effective upon the service of the notice.  Cancellation shall not release the indemnities of Owner set forth in this Management Agreement and shall not terminate any liability or obligation of Owner to Manager for any payment, reimbursement, or other sum of money then due and payable to Manager hereunder.

3.8           Extraordinary Payments.  Owner agrees to give adequate advance written notice to Manager if Owner desires that Manager make any extraordinary payment, out of Gross Revenue, to the extent funds are available after the payment of Manager’s compensation as provided for herein and all operational expenses, of mortgage indebtedness, general taxes, special assessments, or fire, boiler or any other insurance premiums.

ARTICLE IV

EXPENSES

4.1           Owner’s Expenses.  Except as otherwise specifically provided, all costs and expenses incurred hereunder by Manager in fulfilling its duties to Owner shall be for the account of and on behalf of Owner.  These costs and expenses shall include the wages and salaries and other employee-related expenses of all on-site and off-site employees of Manager who are engaged in the operation, management, maintenance and leasing or access control of the Properties, including taxes, insurance and benefits relating to the employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific Properties.  All costs and expenses for which Owner is responsible under this Management Agreement shall be paid by Manager out of the Account.  In the event the Account does not contain sufficient funds to pay all said expenses, Owner shall fund all sums necessary to meet the additional costs and expenses.

4.2           Manager’s Expenses.  Manager shall, out of its own funds, pay all of its general overhead and administrative expenses.

ARTICLE V

MANAGER’S COMPENSATION

5.1           Management Fees.  Commencing on the date hereof, Owner shall pay Manager property management and leasing fees in an amount equal to 3% of Gross Revenues (the “Management Fees”) on a monthly basis from the rental income received from the Properties over the term of this Management Agreement.  In the event that Owner contracts directly with a non-affiliated third-party property manager in respect of a Property, Owner shall pay Manager an oversight fee equal to 1% of Gross Revenues of the subject Property to compensate Manager for transition services to coordinate and align the systems and policies of the third-party property manager with those of Manager.  Manager’s compensation under this Section 5.1 shall apply to all renewals, extensions or expansions of Leases that Manager has originally negotiated.  In the event Manager assists with planning and coordinating the construction of any tenant-paid finish-out or improvements, Manager shall be entitled to receive from any tenant an amount equal to not greater than 5.0% of the cost of the tenant improvements.  The Management Fees may include the reimbursement of the specified cost incurred by the Manager of engaging another person or entity to perform Manager’s responsibilities hereunder; provided, however, that Manager shall be responsible for payment to third parties. Nothing herein shall prevent Manager from entering fee-splitting arrangements with third parties with respect to the Management Fees.

5.2           Leasing Fees.  In addition to the compensation paid to Manager under Section 5.1 above, Manager shall be entitled to receive a separate fee for the Leases of new tenants and renewals of Leases with existing tenants in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in the area.

5.3           Audit Adjustment.  If any audit of the records, books or accounts relating to the Properties discloses an overpayment or underpayment of Management Fees, Owner or Manager shall promptly pay to the other party the amount of the overpayment or underpayment, as the case may be.  If the audit discloses an overpayment of Management Fees for any fiscal year of more than the correct Management Fees for the fiscal year, Manager shall bear the cost of the audit.

ARTICLE VI

INSURANCE AND INDEMNIFICATION

6.1           Insurance to be Carried.

(a)           Manager shall obtain and keep in full force and effect insurance on the Properties against any hazards as Owner and Manager shall deem appropriate, but in any event insurance sufficient to comply with the Leases and Controlling Agreements shall be maintained. All liability policies shall provide sufficient insurance satisfactory to both Owner and Manager and shall contain waivers of subrogation for the benefit of Manager.

(b)           Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, workers’ compensation and employer’s liability insurance applicable to and covering all employees of Manager at the Properties, and Manager shall furnish Owner certificates of insurers evidencing that the insurance is in effect.  If any work under this Management Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Owner with the certificate.

6.2           Insurance Expenses.  Premiums and other expenses of insurance, as well as any applicable payments in respect of deductibles, shall be borne by Owner.

6.3           Cooperation with Insurers.  Manager shall cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers or agents with respect to insurance that is in effect or for which application has been made.  Manager shall use its best efforts to comply with all requirements of insurers.

6.4           Accidents and Claims.  Manager shall promptly investigate and shall report in detail to Owner all accidents, claims for damage relating to ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any accident, claim, damage, or destruction.  These reports shall be given to Owner promptly, and any report not so given within 10 days after the occurrence of any accident, claim, damage or destruction shall be noted in the monthly operating statement delivered to Owner pursuant to Section 2.5(b) hereof.  Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with the claim, to execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds.

6.5           Indemnification.  Manager shall hold Owner harmless from and indemnify and defend Owner against any and all claims or liability for any injury or damage to any person or property whatsoever for which Manager is responsible occurring in, on, or about the Properties, including, without limitation, the Improvements when the injury or damage shall be caused by the negligence of Manager, its agents, servants, or employees, except to the extent that Owner recovers insurance proceeds with respect to that matter.  Owner will indemnify and hold Manager harmless against all liability for injury to persons and damage to property caused by Owner’s negligence and which did not result from the negligence of misconduct of Manager, except to the extent Manager recovers insurance proceeds with respect to that matter. Notwithstanding the foregoing, if the person seeking indemnification under this Section 6.5 is an

Affiliate of BH REIT, such person’s right to indemnification is subject to any limitations imposed under BH REIT’s Articles of Incorporation or any amendments thereto.

ARTICLE VII

TERM AND TERMINATION

7.1           Term.  This Management Agreement shall commence on the date first above written and shall continue until the fifth anniversary of that date and thereafter for successive five year renewal periods, unless on or before one year prior to the date last above mentioned or on or before one year prior to the expiration of any renewal period, Manager shall notify Owner in writing that it elects to terminate this Management Agreement, in which case this Management Agreement shall be thereby terminated on said last mentioned date.  In addition, and notwithstanding the foregoing, Owner may terminate this Management Agreement at any time upon delivery of written notice to Manager not less than 30 days prior to the effective date of termination, in the event of (and only in the event of) a showing by Owner of misconduct, negligence, or malfeasance by Manager in the performance of Manager’s duties hereunder. In addition, either party may terminate this Management Agreement immediately upon the occurrence of any of the following:

(a)           A decree or order is rendered by a court having jurisdiction (i) adjudging Manager as bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice or (iii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidation of its affairs; or

(b)           Manager (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against it, (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (iv) consents to the filing of any petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (v) makes an assignment for the benefit of creditors, (vi) is unable to or admits in writing its inability to pay its debts generally as they become due unless inability shall be the fault of the other party, or (iv) takes corporate or other action in furtherance of any of the aforesaid purposes.

7.2           Manager’s Obligations Upon Termination.  Upon the termination of this Management Agreement, Manager shall have the following duties:

(a)           Manager shall deliver to Owner or its designee, all books and records with respect to the Properties.

(b)           Manager shall transfer and assign to Owner, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Properties, except personal property paid for and owned by Manager.  Manager shall also, for a period of 60 days immediately following the date of termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Properties.

(c)           Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of all Management Fees claimed to be due to

Manager and shall cause funds of Owner held by Manager relating to the Properties to be paid to Owner or its designee.

7.3           Owner’s Obligations Upon Termination.  Owner shall pay or reimburse Manager for any sums of money due it under this Management Agreement for services and expenses prior to termination of this Management Agreement.  All provisions of this Management Agreement that require Owner to have insured, or to protect, defend, save, hold and indemnify or to reimburse Manager shall survive any expiration or termination of this Management Agreement and, if Manager is or becomes involved in any claim, proceeding or litigation by reason of having been Manager of Owner, such provisions shall apply as if this Management Agreement were still in effect.

The parties understand and agree that Manager may withhold funds for 60 days after the end of the month in which this Management Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of Manager to pay bills previously incurred, Owner will, upon demand, advance sufficient funds to Manager to ensure fulfillment of Manager’s obligation to do so, within 10 days of receipt of notice and an itemization of any unpaid bills.

ARTICLE VIII

MISCELLANEOUS

8.1           Notices.  All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respect name below or at any different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 8.1.

Owner:	BEHRINGER HARVARD OPERATING PARTNERSHIP II LP
c/o Behringer Harvard REIT II, Inc.
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Chief Legal Officer

Manager:	BEHRINGER HARVARD REIT II MANAGEMENT SERVICES, LLC
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Chief Legal Officer

8.2           Governing Law; Venue.  This Management Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in Dallas County, Texas.

8.3           Assignment.  Manager may assign or delegate partially or in full its duties and rights under this Management Agreement and the fees and compensation related thereto to a duly qualified and licensed Affiliate of Manager without the approval of Owner. Any other assignment or delegation by Manager of its duties and rights under this Management Agreement may be made only with the prior written consent of Owner.  Owner acknowledges and agrees that any or all of the duties of Manager as contained herein may be assigned or delegated by Manager and performed by a duly qualified and licensed Person (“Submanager”) with whom Manager contracts for the purpose of performing these duties.  Owner specifically grants Manager the authority to enter into a contract with a Submanager; provided that, unless Owner otherwise agrees in writing with the Submanager, Owner shall have no liability or responsibility to any Submanager for the payment of the Submanager’s fee or for reimbursement to the Submanager of its expenses or to indemnify the Submanager in any manner for any matter; and provided, further, that Manager shall require Submanager to agree, in the written agreement setting forth the duties and obligations of the Submanager, to indemnify Owner for all Losses incurred by Owner as a result of the willful misconduct or gross negligence of the Submanager, except that indemnity shall not be required to the extent that Owner recovers issuance proceeds with respect to that matter.  Any contract entered into between Manager and a Submanager pursuant to this Section 8.3 shall be consistent with the provisions of this Management Agreement, except to the extent Owner otherwise specifically agrees in writing.  This Management Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.4           Third Party Leasing Services.  Manager acknowledges that from time to time Owner may determine that it is in the best interests of Owner to retain a third party to provide certain leasing services with respect to certain Properties and to compensate the third party for leasing services.  Upon the prior written consent of Manager, Owner shall have the authority to enter into a contract for leasing services with a duly qualified and licensed third party (a “Third Party Leasing Agreement”); provided, that Manager shall have no liability or responsibility to Owner for any of the duties and obligations undertaken by the third party, and Owner agrees to indemnify Manager for all Losses incurred by Manager as a result of acts of the third party pursuant to the Third Party Leasing Agreement.  To the extent that leasing services are specifically required to be performed by a third party pursuant to the Third Party Leasing Agreement, Manager shall have no obligation to perform the leasing services and Owner shall have no obligation to Manager for leasing fees pursuant to Section 5.2 hereof.

8.5           Third Party Management Services.  Manager acknowledges that from time to time Owner may acquire interests in Properties in which Owner does not control the determination of the party that is engaged to provide property management and other services to be provided by Manager with respect to all Properties acquired by Owner hereunder.  Upon the prior written consent of Manager, Owner shall have the authority to acquire non-controlling interests in Properties for which a duly qualified and licensed third party provides some or all of the services otherwise required to be performed by Manager hereunder (a “Third Party Management Agreement”); provided that Manager shall have no liability or responsibility to Owner for any of the duties and obligations undertaken by the third party, and Owner agrees to indemnify Manager for all Losses incurred by Manager as a result of the acts of the third party pursuant to the Third Party Management Agreement.  To the extent that property management and other services are specifically required to be performed by a third party pursuant to the Third Party Management Agreement, Manager shall have no obligation to perform the services and Owner shall have no obligation to Manager for compensation for the services pursuant to Article V hereof.

8.6           No Waiver.  The failure of Owner to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Management Agreement shall not constitute a waiver thereof for the future.

8.7           Amendments.  This Management Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

8.8           Headings.  The headings of the various subdivisions of this Management Agreement are for reference only and shall not define or limit any of the terms or provisions hereof.

8.9           Counterparts.  This Management Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Management Agreement to produce or account for more than one counterpart.

8.10         Entire Agreement.  This Management Agreement (including the Property Amendments) contains the entire understanding and all agreements between Owner and Manager respecting the management of the Properties.  There are no representations, agreements, arrangements or understandings, oral or written, between Owner and Manager relating to the management of the Properties that are not fully expressed herein.

8.11         Disputes.  If there shall be a dispute between Owner and Manager relating to this Management Agreement resulting in litigation, the prevailing party in the litigation shall be entitled to recover from the other party to the litigation the amount as the court shall fix as reasonable attorneys’ fees.

8.12         Activities of Manager.  The obligations of Manager pursuant to the terms and provisions of this Management Agreement shall not be construed to preclude Manager from engaging in other activities or business ventures, whether or not the other activities or ventures are in competition with Owner or the business of Owner.

8.13         Independent Contractor.  Manager and Owner shall not be construed as joint venturers or partners of each other pursuant to this Management Agreement, and neither shall have the power to bind or obligate the other except as set forth herein.  In all respects, the status of Manager to Owner under this Management Agreement is that of an independent contractor.

8.14         No Third-Party Rights.  Nothing expressed or referred to in this Management Agreement will be construed to give any Person other than the parties to this Management Agreement any legal or equitable right, remedy or claim under or with respect to this Management Agreement or any provision of this Management Agreement, except the rights as shall inure to a successor or permitted assignee pursuant to Section 8.3.

8.15         Ownership of Proprietary Property.  The Manager retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property.  To the extent that Owner has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Owner may provide regarding the Proprietary Property, Owner hereby assigns and transfers exclusively to the Manager all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of Owner or any other party, in and to the Proprietary Property.  In addition, at the Manager’s expense, Owner will perform any acts that may be deemed desirable by the Manager to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to the Manager, including but not limited to the execution of any instruments or documents now or hereafter requested by the Manager to perfect, defend or confirm the assignment described herein, in a form determined by the Manager.

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IN WITNESS WHEREOF, the parties have executed this Management Agreement as of the date first above written.

BEHRINGER HARVARD REIT II, INC.

By:
Gerald J. Reihsen, III
Executive Vice President – Corporate
Development & Legal

BEHRINGER HARVARD OPERATING
PARTNERSHIP II LP

By:	Behringer Harvard REIT II, Inc.
General Partner

By:
Gerald J. Reihsen, III
Executive Vice President – Corporate
Development & Legal

BEHRINGER HARVARD REIT II MANAGEMENT SERVICES, LLC

By:
Gerald J. Reihsen, III
Executive Vice President – Corporate
Development & Legal

Form of Property Amendment

Property Description:

Legal Name of Owner:

Jurisdiction of
Organization/Incorporation:

Services to be Provided (if other
than in Management Agreement):

Alterations to basic terms and
conditions of Management
Agreement (if any):

MANAGER:

BEHRINGER HARVARD REIT II
MANAGEMENT SERVICES, LLC

By:
Gerald J. Reihsen, III
Executive Vice President – Corporate
Development & Legal

OWNER:

By:
Name:
Title: